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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               CONTACT: JEFFRY K. AMSBAUGH
                                                              BRYAN L. MARTIN

                                    PRESS RELEASE

November 10, 1998 -- Hamilton, Bermuda....Nobel Insurance Limited
(Nasdaq-NOBLF) ("Nobel") today announced that its capital shares will no longer be listed for trading on The Nasdaq Stock Market commencing on or about November 11, 1998.

Nasdaq has given the Company notice of the scheduled delisting based on Nasdaq rules because the Company is currently engaged in a voluntary winding up, or liquidation, of its business and operations under Bermuda Law.

On June 25, 1998, the Company completed the sale of its operating assets. Pursuant to a Plan of Liquidation previously adopted by the Company's shareholders, the Company paid an initial liquidating distribution of $13.00 per share to its shareholders. On July 10, 1998, the Company's shareholders approved the voluntary winding up and the appointment of Malcolm Butterfield as Liquidator to oversee the voluntary winding up of the Company, which is currently in progress.

Upon delisting from The Nasdaq Stock Market, the Company anticipates that its capital shares may continue to be traded over the counter until the completion of the voluntary winding up.